STOCK OPTION AGREEMENT- 1993

                  STOCK OPTION AGREEMENT, made this 5th day of November, 1993 between Healthcare Services Group, Inc. (the Company), and Melvyn Mason, an advisor and consultant to the Company (the "Optionee").

                  NOW, THEREFORE, the Company and the Optionee, by his acceptance of the grant of this Stock Option ("Option"), agree as follows:

                  1.       GRANT OF OPTION

                           The Company hereby grants to the Optionee as a
separate inducement and agreement in connection with his performance by him of services to the Company, and not in lieu of any other remuneration for his services, an Option to purchase on the terms and conditions hereinafter set forth, all or part of an aggregate of 15,000 Shares of common stock of the Company (either unissued or treasury), a $.01 par value (the "Shares").

                  2.       TERM OF OPTION

                           The option granted hereunder shall expire no later
than November 6th, 1998 (the "Termination Date").

                  3.       TERMINATION OF EMPLOYMENT

                           The option shall be exercisable only if, at all
times beginning with the date of the granting of the option and ending on the date of such exercise, the Optionee continues to be a consultant and advisor to the Company and the Optionee has complied with all the terms of this Stock Option Agreement. If the Optionee shall cease to be so engaged by the Company and has complied with all of the terms of this Stock Option Agreement, the Option shall terminate within three (3) months after such date, unless the Optionee dies within such three (3) months period. In the event of such death, the Option shall be exercisable by the person or persons to whom the Optionee's right under the Option have passed by will or by the laws of descent and distribution for one year (1) from the date of death, but in no event after the Termination Date.

                  4.       EXERCISE OF OPTION

                           (a)     Except as provided in Paragraph 3 hereof, the
Option is exercisable, commencing on May 7th, 1994, at any time and from time to time thereafter prior to the Termination Date, except that the Option may not be exercised as to fractional shares.


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                           (b)     Upon the exercise of the Option (and prior to
the issuance of the certificates for the Shares in respect of which the Option is exercised), the Optionee shall comply with any applicable provisions regarding compliance with the Securities Act of 1933.

                  5.       TRANSFERABILITY

                           The Option granted hereunder shall be assignable
or transferable by the Optionee. In the event of such transfer, the Optionee shall promptly notify the Company.

                  6.       (a)      PURCHASE PRICE

                           The exercise price shall be $8.25 per Share. The
purchase price shall be payable in United States dollars upon the exercise of an Option and shall be paid in cash, by certified check or bank draft.

                           (b)      ANTI-DILUTION

                           The Option granted pursuant to this agreement
shall continue notwithstanding any change or exchange of the Shares into or for a different number and/or kind of common shares of the Company or of a corporation or other entity which succeeds to the business of the Company or becomes its parent or subsidiary, whether or not such change or exchange results from recapitalization, split-up, corporate merger, consolidation or separation, stock dividends or liquidation, provided however that the Option, if still outstanding, shall terminate if and when the business conducted by the Company (or any successor to the Company) is substantially terminated or dissolved upon its liquidation. In the event of such a change or exchange, an appropriate adjustment shall be made in the number and/or kind of shares subject to option and/or in their per-share option price, and that in the event of a transaction to which Section 425 (a) of the Internal Revenue Code (or successor provision of law) is applicable, the foregoing shall be accomplished thereunder by assumption of the option or by the substitution of another non-qualified stock option. In no case shall the making of any change, exchange, substitution or assumption or related adjustment give the Optionee additional benefits which he did not have under the old option, and the excess of the aggregate fair market value of the shares subject to the Option immediately after such change, exchange, substitution or assumption and/or adjustment shall not be greater than such excess of the fair market value of the Shares subject to the Option immediately before. Adjustment of the number of Shares subject to the Option shall not make the Option become exercisable as to any fractional shares. Subject to the foregoing limitations, the terms of any such adjustment shall be determined by the Committee and such determination made in good faith shall be final, provided that if

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pursuant to said Section 425 (a) another corporation or other successor assumes the Option or substitutes another Option, its determination of the terms made in good faith shall be final.

                  7.       METHOD OF EXERCISE

                           The Option shall be exercisable only by delivery
of written notice to the Secretary of the Company at the Company's offices in Huntingdon Valley, Pennsylvania, prior to the expiration of the Option as specified in paragraphs 2 and 3 hereof. Such notice shall state the election to exercise the option, and the number of Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising such Option. The date the Company receives written notice shall be the exercise date. In the event the Option shall be exercised pursuant to the provisions of paragraph 3 hereof by a person or persons other than the Optionee, such notice shall be accompanied by proof satisfactory to the Company of the right of such person or persons to exercise the Option. The Company shall issue and deliver, upon receipt of notice and payment in full of the purchase price for the Shares as to which the Option is being exercised, a certificate or certificates representing such number of shares to which the Optionee is entitled to receive under the Plan.

                  8.       NOTICES

                           Any notice to be given to the Company shall be
addressed to the Secretary of the Company at the Company's office referred to in Paragraph 7 above, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the records of the Company, or at such other address as either party may hereafter designate in writing to the other. Except for purposes of determining the exercise date, any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid and deposited, first class postage prepaid, in the United States mails.

                  9.       RESTRICTIONS

                  (a) The Optionee acknowledges and agrees that this Option is subject to the terms and conditions of the Plan and the Internal Revenue Code provisions pursuant to which such Plan adopted.

                  (b) The Optionee acknowledges and agrees that Shares purchased pursuant to the exercise of this Option shall be for investment and not with a view to the distribution thereof unless the Company then has a current registration statement under the Securities Act of 1933 which has been declared effective and

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which covers the issuance or resale of such Shares. (The Company shall have no obligation to file such a registration statement.)

                  10.      ACKNOWLEDGMENTS

                         The Optionee acknowledges that:

                           (a)      The particular needs of the Company's
customers are not generally known in the industry;

                           (b)      The Company has a proprietary interest in
the identity of its customers and customer lists; and

                           (c)      Documents and information regarding the
Company's methods of operation, sales, pricing, costs, and the specialized requirements of the Company's customers are highly confidential and constitute trade secrets.

                  11.      TRADE SECRETS AND CONFIDENTIAL INFORMATION

                           During the term of his service to the Company, the
Optionee will have access to and become familiar with various trade secrets and confidential information of the Company, including, but not necessarily limited to, the documents and information referred to in paragraph 10 above. The Optionee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by the Company. During the term of his service and for three (3) years after such service to the Company terminates, the Optionee agrees not to use such information for any purpose whatsoever or to divulge such information to any person other than the Company or persons to whom the Company has given its consent, unless such information has already become common knowledge or unless the Optionee is compelled to disclose it by governmental process.

                  12.      COVENANT NOT TO COMPETE

                            The Optionee agrees that:

                           (a)      During the term of his service, the Optionee
will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, carry on or be engaged or interested in the cleaning, housekeeping, janitorial, and/or laundry business, whether commercial, industrial, residential, wholesale, or retail, in any form whatsoever.

                           (b)      For a period of two (2) years after his
service has been terminated for any reason, with or without cause, the Optionee will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or

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indirectly, solicit or accept any customers or accounts that were customers or accounts (or legal successors to customers or accounts) of the Company during any period of time that the Optionee was employed by the Company.

                           (c)      For a period of three (3) years after his
service has been terminated for any reason, with or without cause, the Optionee will not, either solely or jointly with, or as manager or agent for, any person, corporation, trust, joint venture, partnership, or other business entity, directly or indirectly, solicit or accept any customers or accounts which were customers or accounts (or legal successors to customers or accounts) of the Company, and for whose accounts the Optionee was responsible at any time while in the employ of the Company.

                           (d)      At no time during his service with the
Company, and for a period of three (3) years following termination of the Optionee's service, will the Optionee accept any employment offered at any of the facilities for which the Optionee has been directly or indirectly responsible during the course of his employment with the Company, regardless of any changes of ownership or affiliation of such facilities.

                  13.      REMEDIES

                           (a)      The Optionee acknowledges that compliance
with paragraph 11 and 12 is necessary to protect the business and good will of the Company and that a breach of those paragraphs will irreparably and continually damage the Company, for which money damages may not be adequate. Consequently, the Optionee agrees that, in the event that he breaches or threatens to breach any of these covenants, the Company shall be entitled to both (a) a preliminary or a permanent injunction in order to prevent the continuation of such harm and (b) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit the Company from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

                           (b)      In the event that there is a dispute arising
under or related to this Nonqualified Stock Option Agreement or that a party seeks to enforce any of the terms of this Nonqualified Stock Option Agreement, each party agrees that any legal proceeding will be instituted only in the Court of Common Pleas, Montgomery County, Pennsylvania, or in the United States District Court for the Eastern District of Pennsylvania. Each party irrevocably consents to the jurisdiction of each of those courts and agrees that service of the Complaint or other process may be made as provided in the applicable Rules of Court or as provided in Paragraph 8 of this Nonqualified Stock Option Agreement.

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                           (c)      If any provision of the Nonqualified Stock
Option Agreement is adjudged by any court to be void or unenforceable, in whole or in part, that adjudication shall not affect the validity of the remainder of this Nonqualified Stock Option Agreement. Each provision, paragraph and subparagraph of this Nonqualified Stock Option Agreement is separate from the others and is a separate and distinct covenant. If a provision is determined to be void or unenforceable because it is too broad, the parties agree that the Court shall have the power to limit the restriction so as to make it enforceable.

                           (d)      If a party incurs costs or expenses in
enforcing this Nonqualified Stock Option Agreement, including attorney's fees and costs, the defaulting party shall pay to the prevailing party, upon demand, those fees and costs.

                  14.      GOVERNING LAW

                           This Nonqualified Stock Option Agreement is made
in, and shall be construed under the laws of, the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF,, intending to be legally bound, the parties have executed this Nonqualified Stock Option Agreement.

                                             HEALTHCARE SERVICES GROUP, INC

                                             By:
                                                                          (Seal)



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Optionee                                          Date


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